July 20, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Ladies and Gentlemen:

I resigned as the independent accountant for CYIOS Corporation and subsidiaries (the “Company”) on July 16, 2007.  I have read the Company’s statements included under Item 4.01 of its Current Report on Form 8-K dated July 16, 2007 and I agree with such statements.

Very truly yours,

/s/ Traci J. Anderson, CPA